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Exhibit 99.1

Monday, May 5, 2002

COMPANY PRESS RELEASE

TRANSGENOMIC INC. REPORTS FIRST QUARTER 2003 RESULTS

        OMAHA, Neb., and SAN JOSE, Calif., May 5 /—Transgenomic, Inc. (Nasdaq: TBIO) today announced financial results for the quarter ended March 31, 2003.

First Quarter 2003

        First quarter revenues of $9.5 million represented a slight decrease from $9.8 million in the first quarter of 2002, but a slight increase compared to the previous quarter. Gross Margins for the quarter were 39% compared to 52% in the prior year. Margins were adversely affected by pre-production manufacturing costs related to the Company's specialty oligonucleotide synthesis business in Boulder, Colorado. Excluding these costs, gross margins would have improved sequentially to 51% in the current quarter versus 50% achieved in Q4 2002. Operating expenses for the quarter, excluding one-time charges, were reduced approximately 20% and 26% on a year-over-year and sequential basis, respectively. This reduction was in line with previous guidance. Net loss for the quarter was $3.6 million, or $0.15 per share. This compares to a net loss of $3.4 million, or $0.14 per share, in the first quarter of 2002. Excluding restructuring charges, net loss for the quarter would have been $3.3 million or $0.14 per share. This compares to a fourth quarter 2002 net loss of $5.7 million or $0.24 per share, excluding one-time charges.

Comment and Outlook

        Collin D'Silva, CEO, commented on the Company's expense reductions, "We have achieved significant expense reductions in line with our focus on achieving profitability." He continued, "Our existing financial resources, coupled with expense reductions and a significant reduction in our capital expenditures for the second half of the year due to completion of our facilities build out in Boulder, position us to continue to execute our business plan in this challenging economic environment."

Earnings Call

        The Company will host a live broadcast of its first quarter 2003 financial results via conference call over the Internet on Monday, May 5, at 5 p.m. Eastern time. To listen to the Webcast, investors should log on to http://www.firstcallevents.com/service/ajwz379209192gf12.html and follow the instructions listed. A link to this site will also be located on the Company's Investor Relations' Shareholder Information Web page at http://www.transgenomic.com/default.asp?pgid=31&cyid1. An archived recording of the conference call will be available and can be accessed via the web using the same links listed above for 90 days after the call. Investors can also listen to a replay via telephone from 8 p.m. ET on May 5 through Monday, July 28, 2003, midnight ET. Simply dial 800-839-4018 or 402-220-2985 from any telephone.

        (i)    About Transgenomic

        Transgenomic provides versatile and innovative products to the life sciences markets in research, diagnostics and therapeutics for the synthesis, analysis and purification of nucleic acids. Transgenomic is headquartered in Omaha, Neb., and has offices in the United States, Europe and Japan. Major manufacturing facilities are located in San Jose, Calif., Omaha, Neb., Cramlington, Newcastle, U.K., and Glasgow, Scotland, U.K.

        Transgenomic's WAVE® System is a versatile system that can be used for genetic variation detection, size-based single- and double-strand DNA/RNA separation and analyses, and DNA/RNA purification. This patented technology uses a process known as high-performance liquid chromatography to separate DNA/RNA material so that genetic variation may be identified and analyzed. Proprietary software controls the process and produces the results of the operation in an easy-to-read chart format. Once the DNA/RNA sample is loaded into the instrument and necessary data is entered into the software, the process requires virtually no additional input from the researcher.

        In five years, Transgenomic has installed WAVE Systems in over 30 countries, evidence that it is a global leader in solutions for nucleic acid analysis.

        For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the Company's Web site at www.transgenomic.com.

CAUTIONARY STATEMENT

        This press release may contain forward-looking statements that reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including reduction in capital expenditures and achieving profitability. Such statements are subject to certain factors, risks and uncertainties described from time to time in Transgenomic, Inc.'s reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release.

TRANSGENOMIC, INC.
SUMMARY FINANCIAL RESULTS
(In thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2003	2002
Net Sales	$9,505	$9,831
Cost of Sales	5,814	4,723

Gross Margin	3,691	5,108
Operating Expenses:
Selling, General and Administrative	4,608	5,886
Research and Development	2,325	2,772
Restructuring Charge	264	—
Stock-based Compensation	35	25
Operating Loss	(3,541)	(3,575)
Other Income/(Expenses)	(41)	237

Loss Before Income Taxes	(3,582)	(3,338)
Income Tax Expense	14	21

Net Loss	$(3,596)	$(3,359)

Shares Used in Computing Net Loss Per Share
Basic and Diluted	23,519	23,654
Basic and Diluted Net Loss Per Share	$(0.15)	$(0.14)

TRANSGENOMIC, INC.
SUMMARY FINANCIAL RESULTS
(In thousands)

BALANCE SHEETS

	March 31, 2003	December 31, 2002
Cash, Cash Equivalents and Short-term Investments	$6,445	$13,347
Other Current Assets	27,421	25,780

Current Assets	33,866	39,127
Net Property and Equipment	18,245	15,652
Other Assets	18,984	19,256

Total Assets	$71,095	$74,035

Current Liabilities	12,201	11,021
Long-term Debt	1,485	1,499
Stockholders Equity	57,409	61,515

Total Liabilities and Stockholders Equity	$71,095	$74,035

TRANSGENOMIC, INC.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2003	March 31, 2002	December 31, 2002
Gross Margin—GAAP	$3,691	$5,108	$3,741
Adjustments:
Boulder Facility Manufacturing Expense	1,163	—	860

Adjusted Gross Margin—Non-GAAP	$4,854	$5,108	$4,601

Gross Margin %—GAAP	39%	52%	41%
Gross Margin %—Non-GAAP	51%	52%	50%
Total Operating Expenses—GAAP	$7,232	$8,683	$13,082
Adjustments:
Restructuring Charges	(264)	—	(3,282)
Write-off of Notes Receivable	—	—	(375)

Adjusted Operating Expenses—Non-GAAP	$6,968	$8,683	$9,425

Percent Reduction of Operating Expense from Prior Quarters		19.8%	26.1%
Net Loss—GAAP	$(3,596)	$(3,359)	$(9,316)
Adjustments:
Restructuring Charges	264	—	3,282
Write-off of Notes Receivable	—	—	375

Adjusted Net Loss—Non-GAAP	$(3,332)	$(3,359)	$(5,659)

Shares Used in Computing Net Loss Per Share
Basic and Diluted	23,519	23,654	23,499
Basic and Diluted Net Loss Per Share—GAAP	$(0.15)	$(0.14)	$(0.40)
Adjusted Basic and Diluted Net Loss Per Share—Non-GAAP	$(0.14)	$(0.14)	$(0.24)

        For confirmation of release or further information contact:

      Mitchell L. Murphy
      Transgenomic, Inc.
      402-452-5418
       mmurphy@transgenomic.com

      Robert J. Pogulis, Ph.D.
      Transgenomic, Inc.
      845-782-9617
       rpogulis@transgenomic.com

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  Exhibit 99.1
TRANSGENOMIC INC. REPORTS FIRST QUARTER 2003 RESULTS
TRANSGENOMIC, INC. SUMMARY FINANCIAL RESULTS (In thousands, except per share amounts) STATEMENTS OF OPERATIONS
TRANSGENOMIC, INC. SUMMARY FINANCIAL RESULTS (In thousands) BALANCE SHEETS
TRANSGENOMIC, INC. RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES (In thousands, except per share amounts)